EXHIBIT 5

March 17, 2010

Board of Directors
CelLynx Group, Inc.
25910 Acero Street, Suite 370
Mission Viejo, California 92691

Gentlemen:

We have assisted CelLynx Group, Inc., a Nevada corporation (the “Company”), in the preparation of the Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").  The Registration Statement relates to the resale of up to 20,016,897 shares of the Company’s common stock (the “Shares”), and up to 20,016,897 shares of the Company’s common stock (the “Warrant Shares”), issuable upon the exercise of certain outstanding warrants (the “Warrants”), issued to the Selling Shareholders named therein.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such certified or photostatic copies, and (iv) the legal competence of all persons who signed such documents.

We are opining herein as to the effect on the subject transaction only of the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof:

1.    The Shares are legally issued, fully paid, and non-assessable.

2.    The Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, as applicable, will be legally issued, fully paid, and non-assesesable.

SALT LAKE CITY | OGDEN | ST. GEORGE | LAS VEGAS

CelLynx Group, Inc.
Board of Directors
March 17, 2010

This opinion is being furnished to you for your benefit and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Durham Jones & Pinegar, P.C.

/s/ Durham Jones & Pinegar, P.C.